Exhibit 99.1

Lifetime Brands Elects Sally Genster Robling to its Board of Directors

GARDEN CITY, N.Y., January 11, 2016 – Lifetime Brands, Inc. (NASDAQ GS: LCUT), a leading global provider of kitchenware, tableware and other products used in the home, today announced that its Board of Directors has elected Sally Genster Robling as a director of the Company.

Ms. Robling, non-executive Chairman of Plated, the venture-backed e-commerce platform that provides a premium cook-at-home dinner experience, and Principal of Robling Advisors, LLC, has more than 30 years of marketing, sales, and C-suite leadership experience in the consumer products industry. Prior to joining Plated, Ms. Robling served as Executive Vice President of Pinnacle Foods Corporation, where she was President of the $1.1 billion Birds Eye Division, and part of the leadership team that completed a successful 2013 IPO. Before joining Pinnacle in 2008, Ms. Robling was Chief Marketing Officer at Trane, Inc. (formerly American Standard), held several senior leadership roles at Campbell’s Soup Company, including Vice President and General Manager of Global Beverages, and was a Marketing Manager at Kraft.

Lifetime Brands’ Chairman and Chief Executive Officer Jeffrey Siegel commented,

“Sally has an outstanding track record of building businesses, creating new brands, reinvigorating iconic brands, and delivering industry-leading levels of innovation in the consumer products industry. She is also a proven senior advisor who has successfully partnered with a broad range of clients, ranging from early-stage food entrepreneurs to billion-dollar global enterprises. We are pleased to welcome Sally to Lifetime’s Board, and expect her business and entrepreneurial experience to offer valuable new perspectives.”

Ms. Robling is a graduate of Princeton University and earned an MBA from the Darden School of Business at the University of Virginia. She also serves on the No Kid Hungry Leadership Advisory Council and the Business Today Board of Directors.

Lifetime Brands, Inc.

Lifetime Brands is a leading global provider of kitchenware, tableware and other products used in the home. The Company markets its products under such well-known kitchenware brands as Farberware®, KitchenAid®, Cuisine de France®, Fred® & Friends, Guy Fieri®, Kitchen Craft®, Kizmos™, La Cafetière®, Misto®, Mossy Oak®, Pedrini®, Reo®, Sabatier®, Savora™ and Vasconia®; respected tableware brands such as Mikasa®, Pfaltzgraff®, Creative Tops®, Gorham®, International® Silver, Kirk Stieff®, Towle® Silversmiths, Tuttle®, Wallace®, V&A® and Royal Botanic Gardens Kew®; and home solutions brands, including Kamenstein®, Bombay®, BUILT®, Debbie Meyer® and Design for Living™. The Company also provides private label products to leading retailers worldwide.

The Company’s corporate website is www.lifetimebrands.com.

Contacts:

Lifetime Brands, Inc.	LHA
Laurence Winoker, Chief Financial Officer	Harriet Fried, SVP
516-203-3590	212-838-3777
investor.relations@lifetimebrands.com	hfried@lhai.com